EX-99.(h)(5)

INDEX LICENSE AGREEMENT

THIS INDEX LICENSE AGREEMENT (“Agreement”), effective as of August 20, 2015 (the “Effective Date”), is entered into by and between Goldman Sachs Asset Management, L.P., a Delaware limited partnership having an office at 200 West Street, New York, NY 10282 (“Licensor”) and Goldman Sachs ETF Trust, a statutory trust having an office at 200 West Street, New York, NY 10282 (“Licensee”).

WHEREAS, Licensor owns, and itself or through its agents compiles, calculates and maintains, certain indices listed on Exhibit A, as may be amended from time to time (including the data therein contained, the “Indices”);

WHEREAS, Licensor owns certain trademarks and goodwill associated with the Indices listed on Exhibit B, as may be amended from time to time (the “Marks”);

WHEREAS, Licensee wishes to use the Indices and the Marks to create, offer, operate, market and sell certain of its financial products designed to perform in a manner which tracks, or otherwise is based in whole or in part, on the Indices, as set forth on Exhibit C (the “Funds”), and in connection with making disclosure about the Funds under applicable law, rules and regulations in order to indicate that Licensor is the source of the Indices;

WHEREAS, Licensee wishes to obtain Licensor’s authorization to use the Indices and the Marks in connection with the Funds pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, Licensor desires to grant Licensee authorization to use the Indices and the Marks in connection with the Funds pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of their mutual covenants, undertakings and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

1. Grant of License.

(a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable, non-sublicensable, royalty-bearing, revocable and limited right and license in the United States (the “Territory”) during the Term (as defined below): (i) to use the Indices and the Marks to create, offer, operate, market and sell the Funds (including using the Marks as part of the names of the Funds); and (ii) to use and refer to the Indices and the Marks in connection with making such disclosure about the Funds as necessary under any applicable law, rules, regulations or provisions of this Agreement, but, in each case, only in connection with indicating Licensor as the source of the Indices.

(b) The license granted to Licensee hereunder does not include the right to, and Licensee shall not directly or indirectly, create any derivative information or data from the Indices or publish or disseminate the Indices or any information or data relating to the Indices on any website or through any other means, except to the extent necessary to be disclosed to the Funds’ investors or prospective investors by the regulatory authority that regulates the Funds. If Licensee is requested or required by requests for information or documents, subpoena or other legal process to disclose any Indices data or information not permitted to be disseminated by this Section 1(b), Licensee shall notify Licensor thereof as soon as reasonably practical so that Licensor may seek an appropriate protective order, and Licensee shall cooperate, as reasonably requested by Licensor, in obtaining an appropriate protective order.

2. Term.

The term of this Agreement shall commence on the Effective Date and shall continue for a period of one year (the “Initial Term”) unless terminated earlier in accordance with its terms. On expiry of the Initial Term, this Agreement shall automatically renew for successive one year periods (each a “Renewal Term”) unless either party serves notice of non-renewal on the other no later than ninety (90) days before the end of the Initial Term or the then current Renewal Term, as appropriate (the Initial Term and the Renewal Terms together referred to as the “Term”).

3. License Fees and Records.

(a) In consideration of the license granted to Licensee under this Agreement, Licensee shall pay to Licensor a license fee equal to the amount calculated pursuant to the calculations set forth in Exhibit D (such fees, the “License Fees”). The License Fees shall be payable by Licensee monthly in arrears within thirty (30) days of the end of the quarter to which such License Fee relates. At the same time as rendering payment to Licensor, Licensee shall deliver to Licensor a report detailing accounting information sufficient to allow Licensor to calculate the License Fee due in the relevant month.

(b) All calculations and payments required under this Agreement shall be in United States Dollars.

(c) This Section 3 shall survive the expiration or termination of this Agreement.

4. Termination.

(a) Licensor may terminate this Agreement with immediate effect upon written notice to Licensee if: (i) any litigation or governmental or regulatory proceeding or investigation relating to the Indices or the Marks is threatened or commenced against Licensee or Licensor; (ii) any legislation or regulation is adopted or any government interpretation is issued which, in Licensor’ reasonable judgment, materially impairs its ability to license and provide the Proprietary Information (as defined below), the Indices or the Marks (as defined below); or (iii) there is a change of control of Licensee, a prohibited assignment of this Agreement or if Licensee ceases to be the sponsor of, and/or advisor to, the Funds.

(b) Licensee may terminate this Agreement upon no less than thirty (30) days written notice to Licensor if Licensee decides to cease offering or otherwise distributing or selling the Funds, liquidate or otherwise cease operating any entity which operates, distributes or sells the Funds, or ceases use of the Indices and the Marks in connection with the Funds.

(c) Either party may terminate this Agreement upon written notice to the other (the “Defaulting Party”) if the Defaulting Party is in breach of any material term or condition of this Agreement and, if the breach is capable of remedy, it has continued unremedied for a period of thirty (30) days after the other party has given notice to the Defaulting Party specifying the breach and the steps required to remedy it.

(d) Either party may terminate this Agreement immediately upon written notice to the other party upon sixty (60) days prior written notice.

(e) Licensor may terminate this Agreement as set out in Section 5(b) below.

(f) Licensor and Licensee may terminate this Agreement as set out in Section 10(c) below.

(f) Promptly after the effective date of expiration or termination of this Agreement (and in no event later than fifteen (15) days after such effective date), Licensee shall cease all use of the Proprietary Information, Indices and the Marks; provided, however, that, except where Licensor has terminated this Agreement pursuant to Section 4(a) or Section 4(c), and subject to compliance with the terms of this Agreement, (i) Licensee may continue to utilize any previously printed and approved materials which contain the Indices or the Marks for a period of up to ninety (90) days following such expiration or termination; and (ii) if and to the extent that any Funds are outstanding at the end of the Term or on expiration or termination of this Agreement, Licensee shall arrange for the Funds to be closed out or terminated within the ninety (90) day period after such expiration or termination. Termination or expiration of this Agreement shall not relieve any party from any payment or other obligation already accrued prior to the effective date of such termination or expiration, nor from any liability for a breach of this Agreement occurring prior to the effective date of such termination or expiration.

(g) This Section 4 shall survive the expiration or termination of this Agreement.

5. Licensor’ Obligations.

(a) Licensor or its agent shall calculate and provide to Licensee, as reasonably necessary during the Term, the Indices calculations and constituent data in accordance with the parameters for such calculations established by Licensor from time to time. In addition, Licensor shall provide Licensee with timely notification and information regarding changes to the Indices consistent with Licensor’ then current procedures, which procedures may be modified by Licensor. Licensor shall use reasonable efforts to notify Licensee prior to making any material change to the Indices.

(b) Licensor may, during the Term and in its sole discretion, discontinue the publication of the Indices by giving Licensee prior written notice of any such discontinuance (“Notice of Discontinuance”). When providing a Notice of Discontinuance to Licensee, Licensor shall state in such Notice of Discontinuance whether it intends to provide replacement Indices or whether it is terminating the Agreement effective after ninety (90) days from the date of the Notice of Discontinuance. In the event that the Notice of Discontinuance states that Licensor intends to provide a replacement Indices, Licensee shall notify Licensor within ninety (90) days from the date of the Notice of Discontinuance whether it wishes to replace the Indices with a replacement Indices under this Agreement.

(d) Licensor shall not, and is in no way obliged to, engage in any marketing or promotional activities in connection with the Funds or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Funds.

6. Marks and Informational Materials Review.

(a) Licensee shall only use the Marks in the form and within the style parameters set forth in Exhibit B. Upon written notice, Licensor may change, in its reasonable discretion, such approved form and style parameters of the Marks (including the Marks themselves) upon prior notice to Licensee. Licensee shall comply with said change as soon as reasonably practical, and in no event shall it use an outdated form of the Marks beyond ninety (90) days from the date of Licensor’ notice.

(b) Licensor shall have the sole right, but not the obligation, to register the Marks in the Territory. Licensee shall reasonably cooperate with Licensor, at Licensor’ cost and expense, in the maintenance of any rights and registrations in the Marks and the Indices and shall take such actions and execute such instruments (at Licensor’ cost and expense) as Licensor may from time to time reasonably request, and shall use the following notice when referring to the Marks in any prospectus, offering circular, registration statement, statement of information, advertisement, brochure and other similar informational material (collectively, “Informational Materials”):

[The Marks] are trademarks of Goldman Sachs Asset Management, L.P. and have been licensed for use by Goldman Sachs ETF Trust.

or such similar language as may be approved in advance by Licensor.

(b) In order to ensure the integrity of the Marks, Licensee shall maintain the quality of the Funds it offers in connection with the Marks, including, without limitation, the Funds, at the level of quality generally prevailing for similar products in the industry. If at any time Licensor is of the reasonable opinion that the Funds, Indices or the Marks are not being properly maintained or used pursuant to this Agreement, or that the standard of quality of any of the Informational Materials do not materially conform to the standards as set forth herein, Licensor shall give notice to Licensee to that effect. Upon receipt of such notice, Licensee shall, as soon as reasonably practicable, and in any event within thirty (30) days of such notice, correct the defects set forth in such notice so that they comply with all required standards in all material respects no later then the end of such thirty (30) day period, provided that if Licensee is diligently working to correct such defects, Licensee shall have an additional thirty (30) days beyond such thirty (30) day notice period to make such correction.

(c) Licensee acknowledges that Licensor may use the Licensee name to indicate that Funds make use of the Indices. However, Licensor shall not use the Licensee’s name in a proprietary manner in any materials of any nature produced or distributed by Licensor without the prior written consent of Licensee.

(d) In addition to the disclaimer in 6(b) above, Licensee agrees to include the disclaimers and limitations set forth in Exhibit E in each prospectus, offering circular, registration statement, statement of information and other similar informational materials relating to the Funds and upon written request to furnish a copy thereof to Licensor.

7. Proprietary Information.

Licensee acknowledges that (i) the data, knowledge and information provided by Licensor hereunder, including the terms (but not the existence of) this Agreement, calculations and methodology relating to the Indices, proprietary data contained in the Indices, marketing plans of Licensor and the Indices incorporate the confidential and proprietary data, knowledge and information developed or acquired by or licensed to Licensor (collectively, the “Proprietary Information”), (ii) Licensor and its affiliates have expended considerable time and resources, through the application of creative and proprietary methods and standards of judgment used and developed or acquired by or licensed to Licensor, to develop the Indices that derive value from not being generally known in the investment community, and (iii) in preparing the Indices, Licensor and its affiliates have engaged in the selection, coordination and arrangement of data, knowledge and information from a variety of sources, including sources not generally available to the public. Licensee will take reasonable precautions necessary to safeguard the confidentiality of the Proprietary Information. Licensee will not remove or deface any confidentiality or proprietary notice placed on any items of Proprietary Information. The placement of copyright notices on these items will not constitute publication or otherwise impair their confidential nature of the Proprietary Information. Licensee agrees to maintain the confidentiality of all Proprietary Information using procedures no less rigorous than those used to protect and preserve the confidentiality of its own similar confidential and/or proprietary information, but, in no event shall either party use less than a reasonable degree of care to protect and preserve the confidentiality of the Proprietary Information. Notwithstanding anything to the contrary in this Agreement, Licensee’s obligations of non-disclosure and restrictions on use of Proprietary Information shall not apply to information that the Licensee can demonstrate (a) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Licensee, (b) was within the Licensee’s possession prior to it being furnished to Licensee, provided that such information is not subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the receiving party, (c) becomes available to Licensee on a non-confidential basis from a person who is not, to the Licensee’s knowledge, otherwise bound by an obligation of confidentiality, (d) was independently developed by Licensee without use of or reference to any Proprietary Information of Licensor, (e) is required to be disclosed in any document to be filed with any government authority or (f) is required to be disclosed under applicable securities laws, rules and regulations or pursuant to a court order or similar requirement, provided, however, that if a party is required to make any such disclosure of Proprietary Information pursuant to clauses (e) or (f) above, it shall give reasonable advance notice to Licensor if legally permitted to do so of such disclosure requirement and shall use reasonable efforts to assist Licensor in efforts to secure confidential treatment of such information required to be disclosed.

(b) Upon termination of this Agreement, all Proprietary Information shall be promptly returned to Licensor.

(c) This Section 7 shall survive the expiration or termination of this Agreement.

8. Ownership of Proprietary Information, Indices and Marks.

(a) Licensee acknowledges and agrees that, as between Licensor and Licensee, the Proprietary Information, the Indices and the Marks are the exclusive property of Licensor and that the Indices and their compilation and composition and changes therein are under the sole control and discretion of Licensor. Licensee agrees that nothing in this Agreement shall be construed to transfer to Licensee or any other party, any ownership rights to, or equity interest in and/or to the Proprietary Information, Indices or the Marks and/or any intellectual property rights pertaining thereto. Licensee agrees that it shall not directly or indirectly challenge or assist any third party in challenging the ownership or validity of the Proprietary Information, Indices, the Marks or of any intellectual property rights therein. Licensee shall not directly or indirectly, attempt to register any of the Marks (or any mark substantially similar to any of the Marks) or any intellectual property in the Indices and Marks in any jurisdiction.

(b) Licensor reserves all rights with respect to the Proprietary Information, Indices and the Marks except those expressly licensed to Licensee hereunder. All use of the Marks by Licensee, and the goodwill associated therewith, shall inure to the benefit of Licensor.

(c) This Section 8 shall survive the expiration or termination of this Agreement.

9. Representations and Warranties; Limitation of Liability.

(a) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

(b) Licensee represents and warrants to Licensor that: (i) the Funds shall not violate any applicable laws, rules or regulations, including, but not limited to, banking, commodities, investment companies and securities laws; (ii) Licensee’s performance in connection with this Agreement does not violate any laws, rules, regulations or agreements applicable to Licensee; and (iii) Licensee shall use and disseminate all materials relating to the Funds only in compliance with, and shall not take any action with respect to any of the materials inconsistent with, the terms and conditions of this Agreement. Licensee further represents and warrants that at no time shall the Funds have the investment strategy of replicating or substantially replicating the price and performance of the Indices which could cause the Funds to act as a substitute for and/or otherwise compete with the Indices.

(c) EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 9: (A) THE INDICES AND MARKS ARE PROVIDED “AS IS” WITH ALL FAULTS, (B) ALL WARRANTIES AND REPRESENTATIONS OF ANY KIND WITH REGARD TO THE INDICES AND MARKS ARE DISCLAIMED INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, ACCURACY, FITNESS FOR A PARTICULAR PURPOSE AND/OR AGAINST INFRINGEMENT AND/OR WARRANTIES AS TO ANY RESULTS TO BE OBTAINED BY AND/OR FROM THE USE OF THE INDICES AND MARKS, AND (C) LICENSOR DOES NOT GUARANTEE THE AVAILABILITY, SEQUENCE, TIMELINESS, ACCURACY OR COMPLETENESS OF THE INDICES AND/OR MARKS.

(d) Except with respect to its indemnification obligations, a breach of confidentiality and for its fraud, gross negligence or willful misconduct, Licensor shall not have any liability whatsoever, under any theory of law, tort, contract, strict liability or otherwise, for lost profits or indirect, punitive, special, or consequential damages arising out of this Agreement, even if notified of the possibility of such damages. Except with respect to its indemnification obligations and breach of confidentiality and for its fraud, gross negligence or willful misconduct, the total amount of Licensor’s liability for claims or losses based on, arising out of, resulting from or in any way connected with this Agreement or breach of this Agreement, under any theory of law, tort, contract, strict liability or otherwise shall in no case exceed the License Fees paid by Licensee under this Agreement in the twelve months immediately preceding the first event giving rise to any claim, or, with respect to claims which arise before the first anniversary of the Effective Date, the License Fees paid by Licensee during the period from the Effective Date to the date of the first event giving rise to any claim. This Section 9(d) shall survive any expiration or termination of this Agreement.

10. Indemnification.

(a) Licensee shall indemnify, defend and hold Licensor and its respective successors, assigns, officers, directors, employees, agents and representatives (hereinafter individually or collectively referred to as “Licensor Indemnitees”) harmless from and against any and all judgments, liabilities, claims, causes of action, suits, damages, losses and expenses, including reasonable attorneys’ fees and expenses, for which a Licensor Indemnitee may become liable to a third party to the extent resulting from (i) Licensee’s breach of any of its covenants, representations and warranties under this Agreement, (ii) the Funds or Licensee’s use of the Indices or the Marks, or (iii) any claim based upon allegations of fraud, gross negligence or willful misconduct to the extent attributable to any act of Licensee. In the event there is a claim against Licensor for which indemnification from Licensee is sought hereunder, Licensor promptly shall notify Licensee thereof and Licensee shall have the right to control and defend, settle or contest said claim, provided that (x) Licensor’ prior written consent shall be obtained for any settlement of said claim unless the settlement includes an unconditional release of the Licensor Indemnitees from all liability in respect of such claims and does not impose any injunctive or equitable relief or other restrictions on the Licensor Indemnitees, and (y) Licensor shall have the right to participate in any such defense, settlement or contest at its own cost and expense.

(b) Licensor shall defend, or settle at its own expense, any cause of action or proceeding brought against Licensee or its successors, officers, directors, employees, agents and representatives (hereinafter individually or collectively referred to as “Licensee Indemnitees”), and pay any judgments, liabilities, damages, losses and expenses awarded against such person in such cause of action or proceeding or included in any settlement thereof, to the extent resulting from an infringement or other violation of any third party’s intellectual property rights arising out of or relating to Licensee’s use of the Indices or the Marks as permitted by this Agreement. In the event there is a claim against Licensee for which indemnification from

Licensor is sought hereunder, Licensee promptly shall notify Licensor thereof and Licensor shall have the right to control and defend, settle or contest said claim, provided that Licensee’s prior written consent shall be obtained for any settlement of said claim unless the settlement includes an unconditional release of the Licensee Indemnitees from all liability in respect of such claims and does not impose any injunctive or equitable relief or other restrictions on the Licensee Indemnitees.

(c) If a claim is made that the Licensee Indemnitees’ use of the Indices and/or Marks in the manner authorized by this Agreement infringes any intellectual property rights of any third-party, Licensor may, in its sole and absolute discretion, either: (i) procure for Licensee the right to continue using the Indices and/or Marks, (ii) modify the Indices and/or Marks to make the use noninfringing, (iii) replace the Indices and/or Marks with noninfringing products or (iv) terminate this Agreement upon ninety (90) days prior written notice to Licensee (or such lesser time as is reasonably practicable for Licensor to provide under the circumstances); provided that in the event Licensor elects to proceed under either (ii) or (iii) herein, Licensee may terminate this Agreement upon (60) sixty days prior written notice to Licensor (or such lesser time as is reasonably practicable for Licensee to provide under the circumstances).

(d) Notwithstanding anything contained herein, Licensor shall not be liable hereunder if a claim is based on: (i) a combination of the Indices and/or Marks with items not supplied by Licensor, (ii) modifications to the Indices and/or Marks not authorized by Licensor or (iii) use of the Indices and/or Marks in a manner not authorized by this Agreement. Subject to Sections 10(c) and (d), Section 10(b) sets forth Licensor’ sole and exclusive obligation and liability with respect to any claim that the Indices and/or Marks infringe any intellectual property right of any third party

(e) This Section 10 shall survive expiration or termination of this Agreement.

11. Force Majeure.

Neither Licensor nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

12. Miscellaneous.

(a) Licensee may not assign or transfer this Agreement (whether by merger, sale of all or substantially all of its assets or stock, contract, operation of law or otherwise) without the prior written consent of Licensor, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void, ab initio.

(b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein. If any provisions of this Agreement are for any reason declared to be invalid or unenforceable, the validity of the remaining provisions shall not be affected thereby.

(c) The relationship of the parties is that of independent contractors and neither party nor its agents or employees shall be considered employees or agents of the other party. This Agreement does not constitute and shall not be construed as consisting of a partnership or joint venture or grant of a franchise between the parties. Neither party shall have the right, nor shall it represent that it has the right, to bind the other party to any obligations to third parties.

(d) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

(e) All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, or by facsimile transmission to the address or facsimile number set forth below or such address or facsimile number as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

Notice to Licensee:	Goldman Sachs ETF Trust 200 West Street New York, New York 10282
Attn: James A. McNamara
Fax #: (212) 428-9516

Notice to Licensor:	Goldman Sachs Asset Management, L.P. 200 West Street New York, New York 10282
Attn: Michael Crinieri
Fax #: (646) 769-7508

With a copy to:	Goldman Sachs Asset Management, L.P. 200 West Street, 15th Floor New York, New York 10282 Attn: Legal Department

(f) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York and the parties hereby submit to the exclusive jurisdiction of the federal courts of the Southern District of New York or any New York State Court sitting in New York City with respect to any dispute arising out of or under this Agreement.

(g) The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered or deemed to be a waiver nor considered or deemed to deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

(h) The recitals and Exhibits to this Agreement are hereby incorporated in this Agreement. Paragraph headings are used solely for convenience and should not be given any weight in the interpretation of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the partied have caused this Agreement to be executed as of the date first set forth above.

Goldman Sachs Asset Management, L.P.	Goldman Sachs ETF Trust

By: /s/ Michael Crinieri	By: /s/ James A. McNamara
Name: Michael Crinieri	Name: James A. McNamara
Title: Managing Director	Title: President

EXHIBIT A

Goldman Sachs ActiveBeta U.S. Large Cap Equity Index

Goldman Sachs ActiveBeta U.S. Small Cap Equity Index

Goldman Sachs ActiveBeta International Equity Index

Goldman Sachs ActiveBeta EM Equity Index

Goldman Sachs ActiveBeta Europe Equity Index

Goldman Sachs ActiveBeta Japan Equity Index

Goldman Sachs Multi-Strategy Hedge Tracker Index

Goldman Sachs Equity Long Short Hedge Tracker Index

Goldman Sachs Relative Value Hedge Tracker Index

Goldman Sachs Macro Hedge Tracker Index

Goldman Sachs Event Driven Hedge Tracker Index

EXHIBIT B

Goldman Sachs ActiveBeta U.S. Large Cap Equity Index

Goldman Sachs ActiveBeta U.S. Small Cap Equity Index

Goldman Sachs ActiveBeta International Equity Index

Goldman Sachs ActiveBeta EM Equity Index

Goldman Sachs ActiveBeta Europe Equity Index

Goldman Sachs ActiveBeta Japan Equity Index

Goldman Sachs Multi-Strategy Hedge Tracker Index

Goldman Sachs Equity Long Short Hedge Tracker Index

Goldman Sachs Relative Value Hedge Tracker Index

Goldman Sachs Macro Hedge Tracker Index

Goldman Sachs Event Driven Hedge Tracker Index

EXHIBIT C

Funds

ActiveBeta Strategies

Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF

Goldman Sachs ActiveBeta International Equity ETF

Goldman Sachs ActiveBeta Emerging Markets Equity ETF

Goldman Sachs ActiveBeta Europe Equity ETF

Goldman Sachs ActiveBeta Japan Equity ETF

Liquid Alternatives

Goldman Sachs Multi-Strategy Hedge Tracker ETF

Goldman Sachs Equity Long Short Hedge Tracker ETF

Goldman Sachs Relative Value Hedge Tracker ETF

Goldman Sachs Macro Hedge Tracker ETF

Goldman Sachs Event Driven Hedge Tracker ETF

EXHIBIT D

There will be no license fees payable under this Agreement.

EXHIBIT E

GOLDMAN SACHS ASSET MANAGEMENT, L.P., THE GOLDMAN SACHS GROUP, INC., AND GOLDMAN, SACHS & CO. (COLLECTIVELY, “GOLDMAN SACHS”) DOES NOT GUARANTEE NOR MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OR SHAREHOLDERS OF THE FUND OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE FUND PARTICULARLY OR THE ABILITY OF THE INDEX TO TRACK GENERAL MARKET PERFORMANCE. GOLDMAN SACHS, IN ITS CAPACITY AS THE INDEX PROVIDER OF THE INDEX, LICENSES CERTAIN TRADEMARKS AND TRADE NAMES TO THE FUND. GOLDMAN SACHS HAS NO OBLIGATION TO TAKE THE NEEDS OF THE FUND OR THE SHAREHOLDERS OF THE FUND INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE INDEX. GOLDMAN SACHS OR ANY OF ITS AFFILIATES MAY HOLD LONG OR SHORT POSITIONS IN SECURITIES HELD BY THE FUND OR IN RELATED DERIVATIVES.

GOLDMAN SACHS DOES NOT GUARANTEE THE ADEQUACY, TIMELINESS, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO. GOLDMAN SACHS HEREBY EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN OR IN THE CALCULATION THEREOF. GOLDMAN SACHS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN AS TO THE RESULTS TO BE OBTAINED BY THE FUND, THE SHAREHOLDERS, OR ANY OTHER PERSON OR ENTITY FROM USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, GOLDMAN SACHS HEREBY EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Any material changes in the foregoing disclaimers and limitations must be approved in advance in writing by Licensor.